UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2008

CH ENERGY GROUP, INC.

(Exact name of Registrant as specified in its charter)

New York	0-30512	1804460
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

284 South Avenue, Poughkeepsie, New York	12601-4879
(Address of principal executive offices)	(Zip code)

(845)-452-2000

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of a Short-Term Incentive Plan

On February 12, 2008, the Board of Directors of CH Energy Group, Inc. (“Energy Group”) adopted the CH Energy Group, Inc. Short-Term Incentive Plan (“STI Plan”). The purpose of the STI Plan is to reward designated executives of Energy Group and its subsidiaries for the achievement of each year’s business plan objectives and individual performance goals in a manner consistent with Energy Group’s strategy of achieving long-term shareholder value.

Administration. The STI Plan will be administered by the Compensation Committee of Energy Group’s Board of Directors, or in some cases, by the Board of Directors (acting solely by the independent directors as identified under the applicable exchange listing standards) (the “Committee”).

Eligibility. The Committee, in its sole discretion, will determine which employees of Energy Group and its subsidiaries are eligible to participate in the STI Plan for each year. It is expected that participation will be limited to the officers of Energy Group and its subsidiaries. An employee who is a participant for a given year is neither guaranteed nor assured of being selected for participation in any subsequent year.

Award Opportunities. For each year, the Committee, in its sole discretion, will establish the applicable performance objectives, relative weighting and payout formula for each participant, which need not be uniform with respect to any or all participants. The Committee may in its sole discretion modify the payout formulas or performance objectives, in whole or in part, as the Committee deems appropriate and equitable.

For 2008, the target award opportunities as a percentage of base salary for our named executive officers identified in our most recent proxy statement are as follows: Mr. Lant – 60%; and Messrs. Capone, DeVirgilio and Meyer – 45%. (The fifth named executive officer, Mr. Upright, has now retired.) The performance objectives for 2008, and relative weightings, are as follows:

Name	Corporate/Business Unit Objectives – 60%	Individual Objectives – 40%
Messrs. Lant and Capone	75% -- earnings per share of Energy Group; 25% -- capital investment outside of Central Hudson Gas & Electric Corporation (“Central Hudson”)	The individual objectives are generally related to the achievement of results in the executive’s primary area of responsibility
Mr. DeVirgilio

37.5% -- earnings per share of Energy Group; 12.5% -- capital investment outside of Central Hudson;

25% -- earnings per share of Griffith Energy Services, Inc. (“Griffith”);

5% -- acquisitions by Griffith in 2008;

5% -- performance of Griffith’s 2007 acquisitions;

5% -- addition of residential automatic delivery customers at Griffith;

10% -- operating efficiency at Griffith

Mr. Meyer	60% -- management of Central Hudson expenses; 20% -- Central Hudson’s customer satisfaction; 20% -- Central Hudson’s service reliability

The payout percentage will vary from 0% to 150% of the targeted percentage of base salary according to the level of performance achieved relative to each established corporate or business unit objective and from 0% to 200% of the targeted percentage of base salary according to the level of performance achieved relative to each established individual objective.

Determination of Awards. Following the end of each year, the Committee will determine in writing whether and to what extent the performance objectives for each participant have been achieved and, if the performance objectives have been achieved, to approve actual payment of each award opportunity in accordance with the applicable payout formulas. In general, a participant must be employed by Energy Group or its subsidiaries on the last day of the year to receive payment of an award. The Committee may make exceptions, in its sole discretion, in the event of earlier terminations due to death, disability or normal or early retirement, or in the case of other special circumstances.

Payment of Award Opportunity. If earned, an award opportunity will be paid in cash within two-and-one-half months after the end of the year. Participants have the opportunity to defer payment of the award under the Directors and Executives Deferred Compensation Plan.

Amendment or Termination. The Board of Directors reserves the right, at any time, to amend, suspend or terminate the STI Plan, in whole or in part, and without the consent of any individual. However, no action may adversely affect the payment of any amount earned by a participant for a prior year.

The foregoing description of the STI Plan is qualified in its entirety by reference to the full text of the Plan, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Exhibit 10.1	CH Energy Group, Inc. Short-Term Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CH ENERGY GROUP, INC.

Date: February 19, 2008	By: /s/ Donna S. Doyle

Donna S. Doyle

Vice President—Accounting & Controller